Exhibit 99.1
Isabella Bank Corporation Reports Third Quarter 2025 Results
MT. PLEASANT, MICHIGAN — October 27, 2025 — Isabella Bank Corporation (Nasdaq: ISBA) (“Isabella” or the “Company”) reported net income of $5.2 million for the third quarter 2025 and $14.2 million for the nine months ended September 30, 2025. Earnings per diluted share were $0.71 for the third quarter 2025 and $1.92 for the first nine months of 2025.
THIRD QUARTER 2025 HIGHLIGHTS
•Core loans grew $32 million, or 2%
•Total deposits grew $76 million, or 4%
•Net interest income increased 11.6% compared to third quarter 2024
•Net interest margin ("NIM") was 3.15%, up from 2.96% during the third quarter of 2024
•Strong credit quality, with a ratio of nonperforming loans to total loans of 0.24% as of September 30, 2025
“Our strong third quarter results were driven by continued expansion in core loans and deposits," said Isabella's Chief Executive Officer, Jerome Schwind. "Earning assets continued to reprice with low and stable funding costs, generating NIM growth," he added.
"Our loan growth this year has been driven by the commercial and residential mortgage loan portfolios. Our deposit growth includes larger deposits from not-for-profit entities and while some of our deposit growth is considered short-term, we continue to build new relationships across our geographic footprint.
"We also launched initiatives to strengthen noninterest revenue through fee-based income during the quarter, which coupled with noninterest expense control, have contributed to our overall financial performance.
“Our stock trading volume and price remain robust since uplisting our shares to the Nasdaq Capital Market earlier this year," Schwind added. "Our financial results and stock performance position us well for growth and to continue to deliver long-term value to our shareholders.”
FINANCIAL CONDITION (as of September 30, 2025, compared to December 31, 2024, unless otherwise noted)
Total assets were $2.3 billion as of September 30, 2025, up $173.4 million, primarily due to an increase of $127.5 million in interest bearing cash balances, $22.9 million in available-for-sale ("AFS") securities, and $10.8 million in the value of bank-owned life insurance ("BOLI") policies.
AFS securities at fair value were $512 million as of September 30, 2025, increasing $11.4 million during the third quarter and $22.9 million compared to December 31, 2024. The increase during the year was largely driven by purchases of $62.1 million and an improvement in unrealized losses of $13.9 million, partially offset by amortizations and maturities totaling $53.1 million. Net unrealized losses on securities totaled $12.6 million as of September 30, 2025, compared to $26.5 million at December 31, 2024. Net unrealized losses as a percentage of total AFS securities decreased to 2% from 5%, primarily due to the treasury portfolio rapidly approaching maturity.
Total loans were $1.4 billion at the end of the third quarter, increasing $34.4 million during the third quarter and $8.3 million since December 31, 2024. While core loans have grown $66.4 million during 2025, advances to mortgage brokers decreased $58 million due to lower participation demand from the counterparty.

During the year, the commercial and industrial and commercial real estate portfolios grew $17.5 million and $34.9 million, respectively. Residential mortgages increased $31.2 million since year-end 2024 with $13.4 million of growth in the third quarter on construction drawdowns and seasonal patterns. Most residential originations were adjustable-rate products, which are retained on the balance sheet rather than sold in the secondary market. The consumer loan portfolio declined $15.4 million as loans continue to roll off amid decreasing demand, competition, and an adherence to credit quality standards.
The allowance for credit losses ("ACL") increased $172 thousand during the third quarter and $254 thousand since December 31, 2024, reaching $13.1 million as of September 30, 2025. The increase for each period reflects core loan growth, offset by improvement in historical loss experience driven by the recovery of previously charged-off loans during the year. Nonaccrual loan balances increased $2.3 million during the quarter to $3.4 million, primarily due to the downgrade of one commercial real estate loan to nonaccrual status during the quarter. Past due and accruing accounts between 30 to 89 days, as a percentage of total loans, was 0.03% compared to 0.40% at December 31, 2024. Overall credit quality remains strong.
BOLI assets were $45.7 million at September 30, 2025, an increase of $10.8 million from December 31, 2024. The growth was mostly driven by a $10.6 million investment of new policies in a separate account product at the beginning of January. During the year, over $13 million of existing general account policies were surrendered and/or exchanged and the funds were redeployed into a separate account BOLI. The separate account BOLI policies are expected to have higher yields than general account policies.
Total deposits were $1.93 billion at September 30, 2025, increasing $76.2 million during the third quarter and $178.5 million since December 31, 2024. Money market deposits have increased $134.3 million during the year, with a large portion related to one relationship with large deposits that is expected to be withdrawn by the customer by the end of the year. Consumer demand for retail certificates of deposit accounts continues based on the current elevated market interest rate environment, resulting in a $17.2 million increase during the year.
Total equity was $227.4 million, or $30.94 per share, at September 30, 2025 compared to $210.3 million, or $28.32 per share, at year-end 2024. Tangible book value per share was $24.37 as of September 30, 2025, compared to $21.82 on December 31, 2024. Net unrealized losses in the AFS securities portfolio reduced tangible book value per share by $1.36 and $2.82 for the respective periods. Share repurchases totaled 19,096 during the third quarter and 122,502 during the first nine months of 2025 at an average price of approximately $32.00 and $26.60, respectively.
RESULTS OF OPERATIONS (Comparison of the three and nine months ended September 30, 2025, and 2024, unless otherwise noted)
Net income in the third quarter of 2025 was $5.2 million, or $0.71 per diluted share, compared with $3.3 million, or $0.44 per diluted share, in the same quarter 2024. Net income for the year-to-date period of 2025 was $14.2 million, or $1.92 per diluted share, compared with $9.9 million, or $1.32 per diluted share, in the same period of 2024.
Net interest income was $16.2 million in the third quarter of 2025 and $14.5 million in the same quarter of 2024, representing 3.15% and 2.96% of earning assets, or NIM, respectively. The book yield from securities was 2.42% and 2.17% during the third quarters of 2025 and 2024, respectively. The yield on loans expanded to 5.78% in the third quarter 2025, up from 5.72% in the same quarter of 2024. The expansion in loan yields was primarily due to higher rates on new loans and variable rate commercial loans that continue to reprice. The cost of interest-bearing liabilities in the third quarter of 2025 decreased to 2.25% from 2.42% in the third quarter of 2024 due to reductions to rates in the money market and certificate of deposit products. NIM is expected to continue to expand as loans reprice and the cost of interest-bearing liabilities stabilizes.
For the first nine months of 2025, net interest income was $45.8 million compared with $41.3 million in the same period of 2024. The comparison of NIM and yield on interest earning assets for the nine months ended September 30, 2025 were 3.12% and 4.80%, respectively, compared to 2.87% and 4.62%, respectively, for the same period in 2024. The yield on loans expanded to 5.75%, from 5.55%, and the cost of interest-bearing liabilities decreased to 2.25% from 2.36% for the first nine months of 2025 and 2024, respectively. The explanations for the improvement in NIM are consistent with those provided in the year-over-year three month comparison above.
The provision for credit losses in the third quarter of 2025 was $209 thousand, which reflects a $172 thousand increase in the ACL on loans, net charge offs totaling $74 thousand, and an increase in the reserve for unfunded commitments. The provision for loan losses in the same period of 2024 was $946 thousand, reflecting growth in core loans, unfunded commitments, and $1.8 million in charge offs. The increase in charge offs was related to overdrawn deposit accounts from a single customer. The year-to-date provision for credit loss was a credit of $1.0 million, as compared to a provision of $1.5 million in the third quarter 2024. Recoveries during 2025 totaled $2.1 million, of which $1.6 million was related to the overdrawn deposit accounts from a single customer charged off during the third quarter of 2024. The $1.6 million charge off and subsequent recovery, net of tax, impacted diluted earnings per share by $0.17 in 2024 and $0.16 in 2025.
Noninterest income for the three months ended September 30, 2025 and 2024 was $4.3 million and $3.5 million, respectively. Service charges and fees increased $219 thousand and was mostly the result of profitability initiatives designed to increase fee income. Wealth management fees grew $71 thousand due to growth in assets under management throughout the year. Earnings on BOLI policies increased $216 thousand over the prior year quarter due to new investments in a separate account BOLI, which was offset in part by a one-time expense of $120 thousand due to restructuring charges. Noninterest income during the third quarter of 2025 also includes a $163 thousand gain on the redemption of a BOLI policy. For the first nine months of 2025, noninterest income was $11.5 million, compared to $10.6 million in the same period of 2024. Increases in service charges and fees, wealth management fees, earnings on BOLI policies, and other income for the nine-month comparison are the same as the three-month comparison.
Noninterest expenses for the three-month period ended September 30, 2025 increased $757 thousand compared to the same period in 2024. Compensation and benefit expenses increased $379 thousand reflecting annual merit increases in 2025, incentives, and higher medical insurance claims compared to the third quarter of 2024. Other professional services increased $263 thousand primarily due to an increase in outsourced services. For the first nine months of 2025, noninterest expenses were $41.0 million, compared to $38.8 million in the same period of 2024. Compensation and benefits increased $1.3 million for the same reasons as the three-month comparison. Other professional service fees increased $797 thousand principally due to $173 thousand of profitability initiative costs, $168 thousand in legal fees related to our uplisting of the Company's shares of common stock from the OTCQX market to the Nasdaq Capital Market, and an increased reliance on outsourced professional services.
About Isabella Bank Corporation
Isabella Bank Corporation (Nasdaq: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.
Contact
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Available Information
The Company maintains an Internet web site at ir.isabellabank.com/overview. The Company makes available, free of charge, on its web site the Company’s annual reports, quarterly earnings reports, and other press releases.
The Company routinely posts important information for investors on its website (www.isabellabank.com and, more specifically, under the News tab at ir.isabellabank.com/news). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
Information in this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended and Rule 3b-6 promulgated thereunder. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and are included in this statement for purposes of these safe harbor provisions. Forward-looking statements generally relate to losses, impact of events, financial condition, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting the Company and its future business and operations. Forward-looking statements are typically identified by words or phrases such as “will likely result”, “expect”, “could”, “may”, “plan”, “believe”, “estimate”, “anticipate”, “strategy”, “trend”, “forecast”, “outlook”, “project”, “intend”, “assume”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “current”, “position”, “maintain”, “sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Factors that could cause such differences include, but are not limited to: (i) the impact on us or our customers of a decline in general economic conditions, and any regulatory responses thereto; (ii) slower economic growth rates or potential recession in the United States and our market areas; (iii) the impacts related to or resulting from uncertainty in the banking industry as a whole; (iv) increased competition for deposits among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending, borrowing and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for the United States long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of in the policies of the current U.S. presidential administration or Congress; (xiv) in the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) the receipt of required regulatory approvals; (xviii) changes in tax laws; (xix) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xx) potential costs related to the impacts of climate change; (xxi) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxii) changes in applicable laws and regulations. These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Due to these and other possible uncertainties and risks, the Company cautions you not to unduly rely on forward-looking statements. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans or expectations contemplated by the Company will be achieved. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Table Index	Consolidated Financial Schedules (Unaudited)
A	Selected Financial Data
B	Consolidated Balance Sheets
C	Consolidated Statements of Income
D	Average Balances, Interest Rate, and Net Interest Income
E	Average Balances, Interest Rate, and Net Interest Income
F	Reconciliation of Non-GAAP Financial Measures

SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)
The following table outlines selected financial data as of, and for the:

	Three Months Ended					Nine Months Ended
	September 30 2025	June 30 2025	March 31 2025	December 31 2024	September 30 2024	September 30 2025	September 30 2024
PER SHARE
Basic earnings	$0.71	$0.68	$0.53	$0.54	$0.44	$1.93	$1.32
Diluted earnings	0.71	0.68	0.53	0.54	0.44	1.92	1.32
Dividends	0.28	0.28	0.28	0.28	0.28	0.84	0.84
Book value (1)	30.94	29.95	29.10	28.32	28.63	30.94	28.63
Tangible book value (1) (2)	24.37	23.39	22.58	21.82	22.14	24.37	22.14
Market price (1)	35.25	30.15	23.59	25.99	21.21	35.25	21.21
Common shares outstanding (1) (3)	7,350,567	7,361,684	7,408,010	7,424,893	7,438,720	7,350,567	7,438,720
Average number of diluted common shares outstanding (3)	7,371,652	7,398,109	7,432,162	7,451,718	7,473,184	7,399,441	7,492,404
PERFORMANCE RATIOS
Return on average total assets	0.94%	0.96%	0.77%	0.76%	0.62%	0.89%	0.64%
Return on average shareholders' equity	9.28%	9.19%	7.48%	7.47%	6.26%	8.67%	6.47%
Return on average tangible shareholders' equity (1)	11.83%	11.78%	9.65%	9.66%	8.15%	11.12%	8.48%
Net interest margin yield (fully taxable equivalent) (1)	3.15%	3.14%	3.06%	2.98%	2.96%	3.12%	2.87%
Efficiency ratio	67.51%	70.53%	71.73%	71.08%	72.30%	69.80%	73.65%
Gross loan to deposit ratio (1)	74.36%	75.57%	76.07%	81.48%	79.93%	74.36%	79.93%
Shareholders' equity to total assets (1)	10.06%	10.23%	10.25%	10.08%	10.11%	10.06%	10.11%
Tangible shareholders' equity to tangible assets (1)	8.10%	8.17%	8.14%	7.95%	8.00%	8.10%	8.00%
ASSETS UNDER MANAGEMENT
Wealth assets under management (1)	679,724	678,959	656,617	658,042	679,858	679,724	679,858
ASSET QUALITY
Nonaccrual loans (1)	3,443	1,164	173	282	547	3,443	547
Foreclosed assets (1)	1,018	667	649	544	546	1,018	546
Net loan charge-offs (recoveries)	74	(1,432)	(52)	102	1,359	(1,410)	1,798
Net loan charge-offs (recoveries) to average loans outstanding	0.01%	(0.10)%	0.00%	0.01%	0.10%	(0.10)%	0.13%
Nonperforming loans to gross loans (1)	0.24%	0.09%	0.01%	0.02%	0.04%	0.24%	0.04%
Nonperforming assets to total assets (1)	0.20%	0.09%	0.04%	0.04%	0.06%	0.20%	0.06%
Allowance for credit losses to gross loans (1)	0.92%	0.93%	0.93%	0.91%	0.89%	0.92%	0.89%
CAPITAL RATIOS (1)
Tier 1 leverage	8.71%	9.04%	8.96%	8.86%	8.77%	8.71%	8.77%
Common equity tier 1 capital	12.37%	12.46%	12.58%	12.21%	12.08%	12.37%	12.08%
Tier 1 risk-based capital	12.37%	12.46%	12.58%	12.21%	12.08%	12.37%	12.08%
Total risk-based capital	15.20%	15.34%	15.50%	15.06%	14.90%	15.20%	14.90%
(1) At end of period.
(2) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table F
(3) Whole shares
A

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30 2025	June 30 2025	March 31 2025	December 31 2024	September 30 2024
ASSETS
Cash and demand deposits due from banks	$32,124	$34,246	$28,786	$22,830	$27,019
Fed Funds sold and interest bearing balances due from banks	129,177	74,308	40,393	1,712	359
Total cash and cash equivalents	161,301	108,554	69,179	24,542	27,378

Available-for-sale securities, at fair value	511,970	500,560	513,040	489,029	506,806
Federal Home Loan Bank stock	5,600	5,600	5,600	12,762	12,762
Mortgage loans held-for-sale	737	55	127	242	504

Loans	1,431,905	1,397,513	1,367,724	1,423,571	1,424,283
Less allowance for credit losses	13,149	12,977	12,735	12,895	12,635
Net loans	1,418,756	1,384,536	1,354,989	1,410,676	1,411,648

Premises and equipment	28,659	28,171	28,108	27,659	27,674
Cash surrender value of bank-owned life insurance policies	45,651	45,774	45,833	34,882	34,625
Goodwill and other intangible assets	48,282	48,282	48,282	48,283	48,283
Other assets	38,698	34,636	37,429	38,166	37,221
Total assets	$2,259,654	$2,156,168	$2,102,587	$2,086,241	$2,106,901
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Demand deposits	$421,027	$493,477	$404,194	$416,373	$421,493
Interest bearing demand deposits	248,666	223,376	243,939	237,548	228,902
Money market deposits	558,212	446,845	473,138	423,883	471,745
Savings	292,899	289,746	286,399	281,665	276,095
Certificates of deposit	404,798	395,932	390,239	387,591	383,597
Total deposits	1,925,602	1,849,376	1,797,909	1,747,060	1,781,832
Short-term borrowings	62,022	43,208	47,310	53,567	52,434
Federal Home Loan Bank advances	—	—	—	30,000	15,000
Subordinated debt, net of unamortized issuance costs	29,492	29,469	29,447	29,424	29,402
Total borrowed funds	91,514	72,677	76,757	112,991	96,836

Other liabilities	15,118	13,615	12,365	15,914	15,248
Total liabilities	2,032,234	1,935,668	1,887,031	1,875,965	1,893,916
Shareholders’ equity
Common stock	124,284	124,607	125,547	126,224	125,218
Shares to be issued for deferred compensation obligations	2,373	2,331	2,508	2,383	3,981
Retained earnings	111,172	107,949	104,940	103,024	101,065
Accumulated other comprehensive loss	(10,409)	(14,387)	(17,439)	(21,355)	(17,279)
Total shareholders’ equity	227,420	220,500	215,556	210,276	212,985
Total liabilities and shareholders' equity	$2,259,654	$2,156,168	$2,102,587	$2,086,241	$2,106,901
B

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended					Nine Months Ended
	September 30 2025	June 30 2025	March 31 2025	December 31 2024	September 30 2024	September 30 2025	September 30 2024
Interest income
Loans	$20,583	$19,832	$19,348	$20,145	$20,230	$59,763	$57,150
Available-for-sale securities	2,994	3,032	2,643	2,656	2,749	8,669	8,437
Federal Home Loan Bank stock	70	125	160	168	168	355	472
Federal funds sold and other	1,235	253	482	200	194	1,970	750
Total interest income	24,882	23,242	22,633	23,169	23,341	70,757	66,809
Interest expense
Deposits	8,012	7,391	7,463	7,583	7,631	22,866	22,107
Short-term borrowings	441	324	341	413	384	1,106	1,026
Federal Home Loan Bank advances	—	132	38	352	571	170	1,597
Subordinated debt	267	266	266	266	267	799	799
Total interest expense	8,720	8,113	8,108	8,614	8,853	24,941	25,529
Net interest income	16,162	15,129	14,525	14,555	14,488	45,816	41,280
Provision (reversal) for credit losses	209	(1,099)	(107)	376	946	(997)	1,508
Net interest income after provision for credit losses	15,953	16,228	14,632	14,179	13,542	46,813	39,772
Noninterest income
Service charges and fees	2,352	2,071	1,974	2,186	2,133	6,397	6,089
Wealth management fees	1,074	1,084	979	1,051	1,003	3,137	2,990
Earnings on bank-owned life insurance policies	468	300	372	259	252	1,140	748
Net gain on sale of mortgage loans	38	47	30	75	37	115	138
Other	376	184	173	401	103	733	639
Total noninterest income	4,308	3,686	3,528	3,972	3,528	11,522	10,604
Noninterest expenses
Compensation and benefits	7,630	7,496	7,383	7,340	7,251	22,509	21,236
Occupancy and equipment	2,628	2,650	2,600	2,554	2,645	7,878	7,970
Other professional services	851	863	711	584	588	2,425	1,628
ATM and debit card fees	595	555	486	516	503	1,636	1,459
Marketing	514	469	459	458	403	1,442	1,254
FDIC insurance premiums	271	267	303	309	291	841	823
Other losses	47	339	115	209	347	501	908
Other	1,449	1,106	1,242	1,360	1,200	3,797	3,521
Total noninterest expenses	13,985	13,745	13,299	13,330	13,228	41,029	38,799
Income before income tax expense	6,276	6,169	4,861	4,821	3,842	17,306	11,577
Income tax expense	1,036	1,138	912	825	561	3,086	1,684
Net income	$5,240	$5,031	$3,949	$3,996	$3,281	$14,220	$9,893
Earnings per common share
Basic	$0.71	$0.68	$0.53	$0.54	$0.44	$1.93	$1.32
Diluted	0.71	0.68	0.53	0.54	0.44	1.92	1.32
Cash dividends per common share	0.28	0.28	0.28	0.28	0.28	0.84	0.84
C

AVERAGE BALANCES, INTEREST RATE, AND NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)
The following schedules present the daily average amount outstanding for each major category of interest earning assets, non-earning assets, interest bearing liabilities, and noninterest bearing liabilities. These schedules also present an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a fully tax equivalent ("FTE") basis using a federal income tax rate of 21%. Loans in nonaccrual status, for the purpose of the following computations, are included in the average loan balances. Federal Reserve Bank ("FRB") restricted equity holdings are included in other interest earning assets.

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
INTEREST EARNING ASSETS
Loans (1)	$1,409,928	$20,583	5.78%	$1,388,684	$19,832	5.71%	$1,403,810	$20,230	5.72%
AFS securities (2)	517,286	3,172	2.42%	534,352	3,210	2.38%	536,379	2,981	2.17%
Federal Home Loan Bank stock	5,600	70	4.95%	5,600	125	8.94%	12,762	168	5.26%
Fed funds sold	186	2	4.35%	6	—	3.83%	4	—	5.36%
Other (3)	123,183	1,233	3.92%	20,487	253	4.92%	14,597	194	5.18%
Total interest earning assets	2,056,183	25,060	4.83%	1,949,129	23,420	4.81%	1,967,552	23,573	4.75%
NONEARNING ASSETS
Allowance for credit losses	(13,057)			(13,369)			(13,125)
Cash and demand deposits due from banks	25,591			22,026			25,903
Premises and equipment	28,313			28,306			27,868
Other assets	109,692			106,595			87,002
Total assets	$2,206,722			$2,092,687			$2,095,200
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$234,105	144	0.24%	$236,076	220	0.37%	$232,018	161	0.28%
Money market deposits	534,127	3,533	2.63%	449,110	2,857	2.55%	451,216	3,148	2.77%
Savings	289,442	560	0.77%	286,434	544	0.76%	274,828	423	0.61%
Certificates of deposit	399,781	3,775	3.75%	395,450	3,770	3.82%	375,936	3,899	4.13%
Short-term borrowings	52,700	441	3.32%	41,661	324	3.11%	48,304	384	3.17%
Federal Home Loan Bank advances	—	—	—%	11,539	132	4.53%	40,435	571	5.52%
Subordinated debt, net of unamortized issuance costs	29,477	267	3.61%	29,455	266	3.61%	29,388	267	3.62%
Total interest bearing liabilities	1,539,632	8,720	2.25%	1,449,725	8,113	2.24%	1,452,125	8,853	2.42%
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	428,144			409,262			418,973
Other liabilities	14,976			14,158			15,658
Shareholders’ equity	223,970			219,542			208,444
Total liabilities and shareholders’ equity	$2,206,722			$2,092,687			$2,095,200
Net interest income (FTE)		$16,340			$15,307			$14,720
Net yield on interest earning assets (FTE) (4)			3.15%			3.14%			2.96%
(1) Includes loans held-for-sale and nonaccrual loans
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes average interest-bearing deposits with other banks, net of Federal Reserve daily cash letter.
D

AVERAGE BALANCES, INTEREST RATE, AND NET INTEREST INCOME (UNAUDITED) (continued)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Tax Equivalent Interest	Average Yield/Rate	Average Balance	Tax Equivalent Interest	Average Yield/Rate
INTEREST EARNING ASSETS
Loans (1)	$1,389,936	$59,763	5.75%	$1,376,122	$57,150	5.55%
AFS securities (2)	522,049	9,210	2.34%	546,376	9,153	2.23%
Federal Home Loan Bank stock	7,384	355	6.41%	12,762	472	4.93%
Fed funds sold	66	2	4.35%	6	—	5.35%
Other (3)	63,959	1,968	3.92%	17,941	750	5.49%
Total interest earning assets	1,983,394	71,298	4.80%	1,953,207	67,525	4.62%
NONEARNING ASSETS
Allowance for credit losses	(13,104)			(13,216)
Cash and demand deposits due from banks	23,844			24,623
Premises and equipment	28,195			27,962
Other assets	106,430			83,878
Total assets	$2,128,759			$2,076,454
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$236,989	606	0.34%	$238,703	542	0.30%
Money market deposits	481,571	9,319	2.59%	445,604	9,437	2.83%
Savings	287,425	1,642	0.76%	280,447	1,154	0.55%
Certificates of deposit	394,395	11,299	3.83%	366,672	10,974	4.00%
Short-term borrowings	46,008	1,106	3.21%	43,197	1,026	3.18%
Federal Home Loan Bank advances	4,945	170	4.53%	37,883	1,597	5.54%
Subordinated debt, net of unamortized issuance costs	29,455	799	3.61%	29,365	799	3.63%
Total interest bearing liabilities	1,480,788	24,941	2.25%	1,441,871	25,529	2.36%
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	413,568			414,179
Other liabilities	15,131			16,183
Shareholders’ equity	219,272			204,221
Total liabilities and shareholders’ equity	$2,128,759			$2,076,454
Net interest income (FTE)		$46,357			$41,996
Net yield on interest earning assets (FTE) (4)			3.12%			2.87%
(1) Includes loans held-for-sale and nonaccrual loans (loan summary below)
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes average interest-bearing deposits with other banks, net of Federal Reserve daily cash letter.

	September 30 2025	June 30 2025	March 31 2025	December 31 2024	September 30 2024
Commercial and industrial (4)	$218,132	$207,719	$205,172	$200,623	$197,372
Commercial real estate (4)	626,642	614,383	596,282	591,718	590,255
Advances to mortgage brokers	5,056	3,005	3,015	63,080	76,187
Agricultural	97,794	96,842	94,359	99,694	96,794
Total commercial loans	947,624	921,949	898,828	955,115	960,608
Residential real estate	412,056	398,668	387,348	380,872	369,846
Consumer	72,225	76,896	81,548	87,584	93,829
Gross loans	$1,431,905	$1,397,513	$1,367,724	$1,423,571	$1,424,283
(4) Certain amounts reported as commercial and industrial loans have been reclassified as commercial real estate loans to conform to the September 30, 2025 presentation
E

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)

		September 30 2025	June 30 2025	March 31 2025	December 31 2024	September 30 2024
Gross loans		$1,431,905	$1,397,513	$1,367,724	$1,423,571	$1,424,283
Advances to mortgage brokers		5,056	3,005	3,015	63,080	76,187
Core loans		$1,426,849	$1,394,508	$1,364,709	$1,360,491	$1,348,096

Total shareholders’ equity		$227,420	$220,500	$215,556	$210,276	$212,985
Goodwill and other intangible assets		48,282	48,282	48,282	48,283	48,283
Tangible equity	(A)	179,138	172,218	167,274	161,993	164,702

Common shares outstanding (1)	(B)	7,350,567	7,361,684	7,408,010	7,424,893	7,438,720
Tangible book value per share	(A/B)	24.37	23.39	22.58	21.82	22.14
(1) Whole shares.
F